Investor Contact:
John Mills
Senior Managing Director
ICR
310.954.1105

Limoneira Company Announces Second Quarter 2010 Financial Results

- Second quarter revenue increased 70% to $13.2 million –
- Operating income grew 166% to $1.0 million, driven by operating improvement in agribusiness –
- Achieved positive net income –

Santa Paula, CA., June 14, 2010 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights throughout California, today reported financial results for fiscal 2010 the second quarter and six-months ended April 30, 2010.

Fiscal 2010 Second Quarter

For the second quarter of fiscal 2010, revenue increased 70% to $13.2 million from revenue of $7.8 million in the second quarter last year.  Both of the Company’s main revenue sources—agriculture and rental—contributed to this period-over-period revenue growth.  Agriculture revenue was $12.2 million, compared to $6.8 million in the second quarter last year.  Rental revenue was $962,000 in the second quarter, up from $955,000 in the second quarter last year.

The 80% year-over-year increase in the Company’s agriculture revenue reflects higher revenue in all varieties of our crops for the fiscal 2010 second quarter compared to the second quarter last year.  Revenue from lemon sales increased to $7.9 million in the second quarter of fiscal 2010 from $5.3 million in the second quarter last year. This increase resulted from a $6.00 per carton increase in sales price in the 2010 second quarter compared to the second quarter of 2009. Revenue from avocado sales was $2.7 million in the second quarter of fiscal 2010 compared to $0.1 million in the second quarter last year. This increase was due to a higher volume of fruit harvested in the second quarter of 2010 compared to the second quarter of 2009. Navel and Valencia orange revenue was $0.8 million for the second quarter of 2010 compared to $0.7 million for the second quarter last year.  Specialty citrus revenue was $0.8 million for the second quarter of 2010 compared to $0.7 million for the second quarter last year.

Costs and expenses for the second quarter of fiscal 2010 were $12.2 million, compared to $9.3 million in the second quarter last year.  The increase was primarily due to higher sales volume for the Company’s Agriculture business.  As a percent of revenues, cost and expenses decreased  due to higher agriculture margins and leverage achieved in S,G&A.

Operating income for the fiscal 2010 second quarter improved to $1.0 million, compared to operating loss of $1.6 million in the second quarter last year.

For the fiscal second quarter of 2010,  net income applicable to common stock, after preferred dividends and including a $564,000 non-cash charge for the mark-to-market adjustment on our interest rate swaps, was $47,000, or $0.00 per share, compared to net loss of ($990,000), or ($0.09) per share, in the second quarter last year.  Weighted average shares outstanding were 11.2 million in the second quarter fiscal 2010, compared to 11.3 million in the second quarter last year.

“We are pleased with the progress of our business in the second quarter of fiscal 2010,” said Harold Edwards, President and Chief Executive Officer.  “Our agribusiness revenue growth benefitted from more favorable harvests in all of our agricultural varieties during the second quarter of 2010.  In addition, our improved operating income reflects higher lemon prices, more efficient lemon packaging as well as leverage in our overall sales, general and administrative cost.  We expect continued quarterly improvement in our operating results as we enter the back half of fiscal 2010.”

“In May, we successfully listed our securities on the NASDAQ Global Market.  This event marked a major milestone in Limoneira’s long and distinguished history and will allow us to enhance the long-term value of the company, continued Mr. Edwards.  “We will remain diligently focused on improving our core agribusiness while taking advantage of opportunities to drive top and bottom line growth by capitalizing on our extensive real estate and water assets.”

Fiscal 2010 First Six-Months Results

For the six-months ended April 30, 2010, revenue increased 54% to $19.6 million, from $12.7 million for the same period last year.  Operating loss for the first six-months of fiscal 2010 was ($3.8 million), compared to an operating loss of ($5.4 million) in the same period last year.  Net loss for common stock, after preferred dividends for the first six-months of fiscal 2010 was ($3.2 million), or ($0.28) per share, compared to a loss of ($3.1 million), or ($0.28) per share, in the same period last year. The six-month weighted average shares outstanding were approximately 11.2 million for both periods.

About Limoneira Company

Limoneira Company, a 117-year old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 7,300 acres of rich agricultural lands, real estate properties and water rights throughout California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world.  For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.   Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:  changes in laws, regulations, rules, quotas, tariffs, and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company; and market and pricing risks due to concentrated ownership of stock.  Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.  Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Limoneira Company

Consolidated Condensed Statements of Operations (unaudited)

	Three months ended		Six months ended
	April 30		April 30
	2010	2009	2010	2009
Revenues:
Agriculture	$12,202,000	$6,797,000	$17,474,000	$10,802,000
Rental	962,000	955,000	1,917,000	1,866,000
Other	45,000	8,000	180,000	8,000
Total revenues	13,209,000	7,760,000	19,571,000	12,676,000
Costs and expenses:
Agriculture	8,791,000	6,995,000	15,684,000	13,633,000
Rental	584,000	480,000	1,091,000	1,061,000
Other	396,000	58,000	723,000	141,000
Selling, general, and administrative	2,413,000	1,784,000	5,829,000	3,262,000
Loss on sale of assets	-	3,000	-	3,000
Total cost and expenses	12,184,000	9,320,000	23,327,000	18,100,000
Operating income (loss)	1,025,000	(1,560,000)	(3,756,000)	(5,424,000)
Other income (expense):
Other
Other income (expense), net	1,000	(22,000)	364,000	314,000
Interest income	29,000	86,000	58,000	123,000
Interest expense	(955,000)	(88,000)	(1,383,000)	(301,000)
Total other income (expense)	(925,000)	(24,000)	(961,000)	136,000

Income (loss) from continuing operations before income
tax (provision) benefit and equity in investments	100,000	(1,584,000)	(4,717,000)	(5,288,000)
Income tax (provision) benefit	(48,000)	739,000	1,661,000	2,391,000
Equity in earnings (losses) of investments	64,000	(75,000)	48,000	(99,000)
Income (loss) from continuing operations	116,000	(920,000)	(3,008,000)	(2,996,000)
Loss from discontinued operations, net of income taxes	(4,000)	(5,000)	(12,000)	(6,000)
Net income (loss)	112,000	(925,000)	(3,020,000)	(3,002,000)
Preferred dividends	(65,000)	(65,000)	(131,000)	(131,000)
Net income (loss) applicable to common stock	$47,000	$(990,000)	$(3,151,000)	$(3,133,000)

Per common share-basic:
Continuing operations	0.00	(0.09)	(0.28)	(0.28)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Basic net income (loss) per share	$0.00	$(0.09)	$(0.28)	$(0.28)

Per common share-diluted:
Continuing operations	0.00	(0.09)	(0.28)	(0.28)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Diluted net income (loss) per share	$0.00	$(0.09)	$(0.28)	$(0.28)

Dividends per common share	$0.03	$-	$0.06	$0.03

Weighted-average shares outstanding – basic	11,194,000	11,263,000	11,194,000	11,224,000
Weighted-average shares outstanding – diluted	11,194,000	11,263,000	11,194,000	11,247,000

Limoneira Company

Consolidated Condensed Balance Sheets (unaudited)

	April 30	October 31
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$11,000	$603,000
Accounts receivable	6,981,000	3,735,000
Notes receivable – related parties	-	1,519,000
Inventoried cultural costs	529,000	858,000
Prepaid expenses and other current assets	1,618,000	894,000
Income taxes receivable	1,669,000	-
Current assets of discontinued operations	5,000	9,000
Total current assets	10,813,000	7,618,000
Property, plant, and equipment, net	53,964,000	53,817,000
Real estate development	64,531,000	53,125,000
Assets held for sale	6,774,000	6,774,000
Equity in investments	8,834,000	1,635,000
Investment in Calavo Growers, Inc.	11,531,000	11,870,000
Notes receivable-related parties	94,000	284,000
Notes receivable	2,109,000	2,000,000
Other assets	4,471,000	4,307,000
Noncurrent assets of discontinued operations	438,000	438,000
Total assets	$163,559,000	$141,868,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,048,000	$970,000
Growers payable	2,616,000	988,000
Accrued liabilities	2,947,000	2,764,000
Current portion of long-term debt	613,000	465,000
Current liabilities of discontinued operations	-	2,000
Total current liabilities	7,224,000	5,189,000
Long-term liabilities:
Long-term debt, less current portion	95,609,000	69,251,000
Deferred income taxes	8,469,000	8,764,000
Other long-term liabilities	5,172,000	6,903,000
Total long-term liabilities	109,250,000	84,918,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at April 30, 2010
and October 31, 2009) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares
authorized: 0 issued or outstanding at April 30, 2010 and October 31, 2009)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
11,194,460 and 11,262,880 shares issued and outstanding at April 30,
2010 and October 31, 2009, respectively)	112,000	113,000
Additional paid-in capital	33,817,000	34,718,000
Retained earnings	12,534,000	16,386,000
Accumulated other comprehensive loss	(2,378,000)	(2,456,000)
Total stockholders’ equity	47,085,000	51,761,000
Total liabilities and stockholders’ equity	$163,559,000	$141,868,000